Exhibit 99.1
News Release
Copano Energy, L.L.C.

Contacts:	Carl A. Luna, Senior Vice President and CFO
Copano Energy, L.L.C.
713-621-9547

Jack Lascar / jlascar@drg-l.com
Anne Pearson/ apearson@drg-l.com
DRG&L / 713-529-6600

COPANO ENERGY MAINTAINS QUARTERLY CASH DISTRIBUTION

HOUSTON – January 12, 2011 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today a cash distribution for the fourth quarter of 2010 of $0.575 per unit, or $2.30 per unit on an annualized basis, for all of its outstanding common units.  This distribution will be payable on February 11, 2011, to holders of record of common units at the close of business on February 1, 2011.

“Copano will maintain its $0.575 quarterly distribution to unitholders,” said R. Bruce Northcutt, President and Chief Executive Officer of Copano Energy.  “We estimate that our fourth quarter distribution coverage will be flat to slightly down from our third quarter coverage primarily due to unscheduled repairs at our Houston Central Complex, which reduced total distributable cash flow by an estimated $1.6 million.  We continue to see improvements in our total segment gross margin largely resulting from growth in rich gas volumes from the Eagle Ford Shale and Barnett Shale Combo plays in Texas, and we remain focused on executing our growth initiatives in support of Copano’s overall strategy to benefit from the high level of producer activity in these areas.”

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d).  Please note that 100% of Copano’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of Copano’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable.  Nominees, and not Copano, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Houston-based Copano Energy, L.L.C. (NASDAQ: CPNO) is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana. Its assets include approximately 6,400 miles of active natural gas gathering and transmission pipelines, 250 miles of NGL pipelines and eight natural gas processing plants, with over one Bcf per day of combined processing capacity and 22,000 barrels per day of fractionation capacity. For more information, please visit www.copanoenergy.com.

This press release includes “forward-looking statements,” as defined by the Securities and Exchange Commission. Statements that address activities or events that Copano believes will or may occur in the future are forward-looking statements. These statements include, but are not limited to, statements about future producer activity and Copano’s total distributable cash flow and distribution coverage. These statements are based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors management believes are reasonable. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the following risks and uncertainties, many of which are beyond Copano’s control: price volatility and market demand for natural gas and natural gas liquids; Copano’s ability to continue to obtain new sources of natural gas supply and retain its key customers; the impact on volumes and resulting cash flow of technological, economic and other uncertainties inherent in estimating future production, producers’ ability to drill and successfully complete and attach new natural gas supplies and the availability of downstream transportation systems and other facilities for natural gas and NGLs; higher construction costs or project delays due to inflation, limited availability of required resources or the effects of environmental, legal or other uncertainties; general economic conditions; the effects of government regulations and policies; and other financial, operational and legal risks and uncertainties detailed from time to time in Copano’s filings with the Securities and Exchange Commission.